Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333‐54006, 333‐221901, and 333‐273216 on Form S-3 and Registration Statement Nos. 333‐100842, 333‐109962, 333‐169568, 333‐206750, 333‐221862, 333‐227580, 333‐248591, 333‐268779, and 333-290100 on Form S-8 of our reports dated June 24, 2026, relating to the financial statements of Daktronics, Inc. and the effectiveness of Daktronics, Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended May 2, 2026.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
June 24, 2026